Exhibit 99.1

iRhythm Technologies Announces First Quarter 2025 Financial Results

SAN FRANCISCO, May 1, 2025 - iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, predict, and prevent disease, today reported financial results for the three months ended March 31, 2025.

First Quarter 2025 Financial Highlights
•Revenue of $158.7 million, a 20.3% increase compared to first quarter 2024
•Gross margin of 68.8%, a 250-basis point increase compared to first quarter 2024
•Unrestricted cash, cash equivalents, and marketable securities of $520.6 million as of March 31, 2025
•Increased fiscal year 2025 guidance for revenue and adjusted EBITDA margin

Recent Operational Highlights
•Strong quarterly revenue unit volume driven by momentum from innovative value-based care accounts as well as demand from Zio AT in the United States and record demand in the United Kingdom
•Expanded global reach with commercial launch of Zio monitor in Japan, highlighting our continued commitment to bringing our innovative digital healthcare solutions to millions of people worldwide
•As presented at ACC.25, two large real-world studies in over one million patients revealed that short-term, Holter-duration monitoring frequently misses actionable arrhythmias - 64% of daily-symptom patients with actionable arrhythmias went undetected in the first 48 hours - and that patient-reported symptoms are an unreliable predictor of arrhythmic events1,2
•AVALON study recently presented at Heart Rhythm Society found that the Zio® long-term continuous monitor (LTCM) associated with higher adjusted odds of arrhythmia detection, fewer repeat tests, and reduced likelihood of cardiovascular events compared to other modalities and LTCM brands in the follow-up year3

"The first quarter of 2025 demonstrated continued commercial momentum, with revenue growth exceeding 20% year-over-year, driven by upstream expansion in the patient care pathway and strength in our Zio AT business," said Quentin Blackford, President and Chief Executive Officer of iRhythm. "We've seen increasing demand from recently opened accounts while also driving penetration within innovative, value-based care and risk-bearing entities. With our recent commercial launch in Japan, we are now actively driving physician and health system awareness of Zio in six markets outside the U.S., contributing to our milestone of 10 million patient reports posted since iRhythm's inception. With strong execution across multiple growth levers and additional catalysts on the horizon, we are more excited than ever as we continue to enable the earlier diagnosis of cardiac arrhythmias, opening the potential to reduce costs and deliver meaningful value for patients, our customers, healthcare systems, and shareholders."

First Quarter Financial Results
Revenue for the first quarter of 2025 was $158.7 million, up 20.3% from $131.9 million during the same period in 2024. The increase was driven by growth in demand for Zio services.

Gross profit for the first quarter of 2025 was $109.2 million, up 24.8% from $87.5 million during the same period in 2024, while gross margin was 68.8%, up from 66.3% during the same period in 2024. The increase in gross profit was primarily due to increased volume of Zio services provided due to higher demand. The increase in gross margin was primarily due to volume leverage as well as operational efficiencies, partially offset by an increased blended cost per unit from a higher Zio AT product mix.

Operating expenses for the first quarter of 2025 were $141.8 million, compared to $125.7 million for the same period in 2024. Adjusted operating expenses for the first quarter of 2025 were $140.4 million, compared to $125.7 million during the same period in 2024. The increase in adjusted operating expenses was primarily driven by funding of innovation and incremental costs to serve a growing volume of patients globally.

Net loss for the first quarter of 2025 was $30.7 million, or a diluted loss of $0.97 per share, compared with net loss of $45.7 million, or a diluted loss of $1.47 per share, for the same period in 2024. Adjusted net loss for the first quarter of 2025 was $30.3 million, or a diluted loss of $0.95 per share, compared with an adjusted net loss of $38.1 million, or a diluted loss of $1.23 per share, for the same period in 2024. The decrease in net loss was

Exhibit 99.1

primarily driven by our revenue growth and operating leverage achieved through implementation of efficiency initiatives.

Unrestricted cash, cash equivalents, and marketable securities were $520.6 million as of March 31, 2025.

2025 Annual Guidance
iRhythm projects revenue for the full year 2025 between $690 million to $700 million. Adjusted EBITDA margin for the full year 2025 is expected to range from approximately 7.5% to 8.5% of revenues.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT/4:30 p.m. ET. Interested parties may access a live and archived webcast of the presentation on the “Events & Presentations” section of the company’s investor website at investors.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Reclassifications
Certain prior period amounts have been reclassified to conform to the current year presentation. These reclassifications have no impact on previously reported results of operations or financial position.

Use of Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including adjusted EBITDA, adjusted net loss, adjusted net loss per share and adjusted operating expenses. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. See the schedules attached to this press release for additional information and reconciliations of such non-GAAP financial measures. We have not reconciled our adjusted operating expenses and adjusted EBITDA margin estimates for full year 2025 because certain items that impact these figures are uncertain or out of our control and cannot be reasonably predicted. Accordingly, a reconciliation of adjusted operating expenses and adjusted EBITDA estimates is not available without unreasonable effort.

Adjusted EBITDA excludes non-cash operating charges for stock-based compensation expense, changes in fair value of strategic investments, impairment and restructuring charges, business transformation costs, certain intellectual property litigation expenses and settlements, and loss on extinguishment of debt. Business transformation costs include costs associated with professional services, employee termination and relocation, third-party merger and acquisition, integration, and other costs to augment and restructure the organization, inclusive of both outsourced and offshore resources.

Beginning in the first quarter of 2025, we have excluded third-party attorneys' fees and expenses associated with patent litigation brought against the Company by Welch Allyn, Inc. and Bardy Diagnostics, Inc., subsidiaries of Baxter International, Inc. Factors we considered in arriving at this determination to exclude these patent litigation costs from our non-GAAP financial measures include frequency and complexity of the patent litigation, the counterparty involved, and the expected magnitude of patent litigation costs for this matter.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. An investor can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as ‘anticipate’, ‘estimate’, ‘expect’, ‘intend’, ‘will’, ‘project’, ‘plan’, ‘believe’, ‘target’ and other words and terms of similar meaning in connection with any discussion of future actions or operating or financial performance. In particular, these statements include statements regarding financial guidance, market opportunity, ability to penetrate the market, international market expansion, anticipated productivity and quality improvements, and expectations for growth. Such statements are based on

Exhibit 99.1

current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission, including those on the Form 10-Q expected to be filed on or about May 1, 2025. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Contact
Stephanie Zhadkevich
investors@irhythmtech.com

Media Contact
Kassandra Perry
irhythm@highwirepr.com

1.Battisti, T, Pinkerton, R, Fokin, V. et al. "Arrhythmias in patietns with daily vs non-daily symptoms undergoing long-term continuous patch ECG monitoring." JACC. 2025 Apr, 85 (12_Supplement) 221.
2.Battisti, T, Pinkerton, R, Fokin, V. et al.“Symptom-Rhythm Correlation Patterns in Patients Undergoing Ambulatory ECG Monitoring: Analysis of Over 1 Million Patients." JACC. 2025 Apr, 85 (12_Supplement) 37.
3. Russo, Pierantonio et al. "Assessment of Variation in AmbuLatory Cardiac MONitoring: Real-World Evidence of Commercially Insured Beneficiaries.” Heart Rhythm, Volume 22, Issue 4, S547.

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$375,278	$419,597
Marketable securities	145,311	115,956
Accounts receivable, net	80,639	79,941
Inventory	14,336	14,039
Prepaid expenses and other current assets	20,449	16,286
Total current assets	636,013	645,819
Property and equipment, net	130,850	125,092
Operating lease right-of-use assets	46,171	47,564
Restricted cash	8,358	8,358
Goodwill	862	862
Long-term strategic investments	62,745	61,902
Other assets	41,099	41,852
Total assets	$926,098	$931,449
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,946	$7,221
Accrued liabilities	79,976	84,900
Deferred revenue	3,282	2,932
Operating lease liabilities, current portion	16,140	15,867
Total current liabilities	111,344	110,920
Long-term senior convertible notes	647,237	646,443
Other noncurrent liabilities	8,727	8,579
Operating lease liabilities, noncurrent portion	72,125	74,599
Total liabilities	839,433	840,541
Stockholders’ equity:
Preferred stock, $0.001 par value – 5,000 shares authorized; none issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value – 100,000 shares authorized; 32,144 shares issued and 31,915 shares outstanding at March 31, 2025, respectively; 31,621 shares issued and 31,392 shares outstanding at December 31, 2024, respectively	32	31
Additional paid-in capital	901,085	874,607
Accumulated other comprehensive loss	143	165
Accumulated deficit	(789,595)	(758,895)
Treasury stock, at cost; 229 shares at March 31, 2025 and December 31, 2024	(25,000)	(25,000)
Total stockholders’ equity	86,665	90,908
Total liabilities and stockholders’ equity	$926,098	$931,449

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue, net	$158,677	$131,929
Cost of revenue	49,461	44,413
Gross profit	109,216	87,516
Operating expenses:
Research and development	21,519	16,994
Acquired in-process research and development	296	—
Selling, general and administrative	119,957	108,660
Total operating expenses	141,772	125,654
Loss from operations	(32,556)	(38,138)
Interest and other income (expense), net:
Interest income	4,919	3,057
Interest expense	(3,273)	(2,860)
Loss on extinguishment of debt	—	(7,589)
Other income (expense), net	875	(105)
Total interest and other income (expense), net	2,521	(7,497)
Loss before income taxes	(30,035)	(45,635)
Income tax provision	665	32
Net loss	$(30,700)	$(45,667)
Net loss per common share, basic and diluted	$(0.97)	$(1.47)
Weighted-average shares, basic and diluted	31,590	31,033

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Adjusted EBITDA reconciliation*
Net loss, as reported[1]	$(30,700)	$(45,667)
Interest expense	3,273	2,860
Interest income	(4,919)	(3,057)
Changes in fair value of strategic investments	(843)	—
Income tax provision	665	32
Depreciation and amortization	5,210	5,131
Stock-based compensation	23,344	20,991
Business transformation costs	503	—
Intellectual property litigation costs[2]	832	—
Loss on extinguishment of debt	—	7,589
Adjusted EBITDA	$(2,635)	$(12,121)

Adjusted net loss reconciliation*
Net loss, as reported[1]	$(30,700)	$(45,667)
Business transformation costs	503	—
Intellectual property litigation costs[2]	832	—
Changes in fair value of strategic investments	(843)	—
Loss on extinguishment of debt	—	7,589
Tax effect of adjustments[3]	(91)	—
Adjusted net loss	$(30,299)	$(38,078)

Adjusted net loss per share reconciliation*
Net loss per share, as reported[1]	$(0.97)	$(1.47)
Business transformation costs per share	0.02	—
Intellectual property litigation costs per share[2]	0.03	—
Changes in fair value of strategic investments per share	(0.03)	—
Loss on extinguishment of debt per share	—	0.24
Tax effect of adjustments per share[3]	—	—
Adjusted net loss per share	$(0.95)	$(1.23)
Weighted-average shares, basic and diluted	31,590	31,033

Adjusted operating expense reconciliation*
Operating expense, as reported	$141,772	$125,654
Business transformation costs	(503)	—
Intellectual property litigation costs[2]	(832)	—
Adjusted operating expense	$140,437	$125,654
*Certain numbers expressed may not sum due to rounding.
1 Net loss for the three months ended March 31, 2025 includes $0.3 million of acquired in-process research and development expense.
2 Excludes third-party attorneys' fees and expenses associated with patent litigation brought against the Company by Welch Allyn, Inc. and Bardy Diagnostics, Inc., subsidiaries of Baxter International, Inc.
3 Income tax impact of Non-GAAP adjustments listed.